Exhibit 99.1

March 28, 2014

Tofutti Press Release

Company Contact:               Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES 2013 RESULTS

Cranford, New Jersey  -- March 28, 2014 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) issued its results for the fiscal year ended December 28, 2013 today.

Net sales for the fiscal year ended December 28, 2013 were approximately $14.7 million, an increase of approximately $349,000, or 2%, from net sales of $14.3 million for the fiscal year ended December 29, 2012.  The increase in sales was primarily due to the increase of sales in our soy-cheese product line. Our frozen dessert business continues to be negatively impacted by the overall sluggishness of sales in the ice cream category.  The Company’s management believes sales will improve during fiscal year 2014 due to the introduction of new products and price increases that will be instituted in the second and third quarters of 2014.

  The Company’s gross profit in the year ended December 28, 2013 increased slightly by $14,000 to $3,965,000, reflecting the increased level of sales.  Gross profit percentage for the year ended December 28, 2013 was 27% compared to  28% for the year ended December 29, 2012.  The decrease was primarily due to an increase in freight out expense and was also impacted by price increases for certain key ingredients and packaging costs.  Price increases were implemented for some products in the first quarter of 2014, which the Company believes will help improve 2014 profit margins. For fiscal 2013, the Company had a loss before income taxes of $899,000 compared to a loss before incomes taxes of $912,000 in fiscal 2012. In fiscal 2013, the Company had a net loss of $908,000 ($0.18 per share) compared to a net loss of $824,000 ($0.16 per share) in fiscal 2012.

As of December 28, 2013, the Company had approximately $214,000 in cash and cash equivalents, and its working capital was $2,701,000 compared with $471,000 in cash and cash equivalents and working capital of $3,609,000 at December 29, 2012, a decrease of $908,000 from December 29, 2012.

 “Our efforts to increase sales gained traction in 2013 as our revenues increased slightly over 2012. This trend continued in the first two months of fiscal 2014 as we continue to see increased interest in our soy-cheese product line. We are also optimistic about the continued acceptance of our nondairy and gluten-free ricotta cheese products which were introduced in 2013,” said David Mintz, the Chairman and Chief Executive Officer of Tofutti Brands. “Beginning in the second quarter of 2014, we plan to introduce  a new line of frozen dessert pints, a new frozen dessert stick novelty, shredded soy-cheeses, additional flavors of soy-cheese slices and new frozen prepared entrées that incorporate our soy-cheese products. We are cautiously optimistic about our prospects for increased sales and improved operating metrics in 2014,” concluded Mr. Mintz.

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz®, Mintz's Blintzes®, and a Cheese Ravioli line, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese®, Sour Supreme® and Veggie Cheese Slices.  For more information, visit www.tofutti.com.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Statements of Operations
(in thousands, except per share figures)

	Fiscal Year ended December 28, 2013	Fiscal Year ended December 29, 2012

Net sales	$14,692	$14,343
Cost of sales	10,727	10,392
Gross profit	3,965	3,951
Operating expenses	4,864	4,863
Loss before provision for income tax	(899)	(912)
Income tax expense (benefit)	9	(88)
Net loss	$(908)	$(824)
Weighted average number of shares outstanding:
Basic and diluted	5,154	5,154
Net income per share:
Basic and diluted	$(0.18)	$(0.16)

TOFUTTI BRANDS INC.
Balance Sheets
(in thousands, except per share figures)

Assets	December 28 2013	December 29, 2012
Current assets:
Cash and cash equivalents	$214	$471
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $277 and $303 respectively	1,954	1,880
Inventories, net of reserve of $150 and $100, respectively	1,844	1,750
Prepaid expenses	40	77
Deferred costs	138	165
Refundable income taxes	--	331
Total current assets	4,190	4,674

Other assets	16	16
	$4,206	$4,690

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$877	$446
Accrued expenses	459	436
Deferred revenue	153	183
Total current liabilities	1,489	1,065

Commitments and contingencies	--	--

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,153,706 shares at December 28, 2013,
         and 5,153,706 shares at December 29, 2012
	-- 52	-- 52
Additional paid-in capital	--	--
Retained earnings	2,665	3,573
Total stockholders’ equity	2,717	3,625
Total liabilities and stockholders’ equity	$4,206	$4,690